Bay Banks of Virginia, Inc. Reports Third Quarter Earnings

KILMARNOCK, Va., Oct. 31, 2014 /PRNewswire/ -- Bay Banks of Virginia, Inc. (OTCQB: BAYK), holding company for Bank of Lancaster and Bay Trust Company, reported earnings of $512,000 for the quarter ended September 30, 2014 compared to $620,000 for the same quarter in 2013. Earnings were $1.2 million for the nine months ended September 30, 2014 compared to $992,000 for the nine months ended September 30, 2013.

"Our third quarter results were strong even though down slightly from the third quarter of 2013. Two non-recurring events in the third quarter of 2013 caused that quarter's earnings to be abnormally high. One of those events was the recognition of our mortgage servicing rights asset, which was $353,000 net of tax. The other event was the sale of the former Bay Trust Company office, which produced a gain of $109,000 net of tax. Absent these 2013 events, net income would have been $354,000 higher in the third quarter of 2014 compared to 2013.

"We have increased our loan portfolio by $23.4 million in 2014, improving our net interest income, and total assets are up $17.6 million so far in 2014. In addition, our Richmond operations are expanding with our loan production office now a branch, a second branch opening in the 4th quarter of 2014 and a third branch expected to open in 2015. We are also offering a new program called Extreme Banking, which is designed to be a convenient, totally electronic banking solution," said Randal R. Greene, President and Chief Executive Officer.

  Earnings for the third quarter of 2014 were $0.11 per share compared to $0.13 in the third quarter of 2013.  Earnings for the nine months ended September 30, 2014 increased to $0.26 per share compared to $0.21 for the same period in 2013.
  The bank's loan portfolio grew by $23.4 million or 9.3% since December 31, 2013, and $24.8 million or 10.0% since September 30, 2013.  The portfolio of loans serviced for Fannie Mae grew by $4.9 million during 2014 to $63.9 million.
  The third quarter's net interest margin was 3.82% compared to 3.92% for the prior quarter and 3.60% for the third quarter of 2013.
  Non-interest expense for the third quarter declined by $129,000 compared to the third quarter of 2013.  For the first nine months of 2014, non-interest expense declined by $302,000 or 3.1% compared to the same period in 2013.
  Annualized return on average assets was 0.59% for the quarter ended September 30, 2014 compared to 0.74% for the same quarter of 2013, which included the $353,000 of net income from the recognition the mortgage servicing rights asset and the $109,000 of net income from the sale of the Bay Trust office.

Highlights

Net income:

  For the third quarter 2014 compared to the third quarter of 2013 –
  Net interest income improved 9.9% or $268,000.
  Provision for loan losses decreased by $114,000 to $190,000.
  Noninterest income decreased 38.7% or $675,000.
  Noninterest expense decreased $129,000.

For the first nine months of 2014 compared to the same period of 2013 –

  Net income in 2014 was $1.2 million, an increase of 24.2% over 2013.
  Earnings per share were $0.26, an increase of $0.05 over 2013.
  Net interest income improved 10.0% or $788,000.
  Provision for loan losses was decreased $114,000 to $452,000.
  Noninterest income decreased 25.2% or $947,000.
  Noninterest expense decreased 3.1% or $302,000.

Asset quality:

Asset quality continues to improve –

  Total classified assets increased by $352,000 on a linked quarter basis, to $9.4 million, but declined by $6.0 million compared to September 30, 2013.
  Total classified assets declined to 23.09% of tier 1 capital plus the allowance as of September 30, 2014 compared to 22.61% for the prior quarter-end and 39.30% as of September 30, 2013.
  Nonperforming assets increased $388,000 on a linked quarter basis, to $5.1 million, but decreased by $1.3 million compared to September 30, 2013.
  Nonperforming assets as a percent of total assets were 1.45% as of September 30, 2014, compared to 1.91% as of September 30, 2013.
  Annualized net loan charge-offs as a percent of average loans declined to 0.02% during the third quarter compared to 0.12% during the second quarter and 0.51% during the third quarter of 2013.
  Allowance for loan losses remained at 1.15% of loans from the prior quarter.  Coverage of loan loss reserves to non-performing loans was 141.11% as of September 30, 2014.

Net interest margin improved this quarter:

  Net interest margin increased to 3.82% compared to 3.60% for the third quarter of 2013 and decreased  from 3.92% on a linked quarter basis.
  Yield on earning assets remained at 4.49% compared to the third quarter of 2013 and decreased  from 4.63% on a linked quarter basis.
  Cost of funds improved to 0.69% compared to 0.92% for the third quarter of 2013 and 0.74% for the prior quarter.

Capital levels remained solid this quarter:

  Tangible common equity as a percent of tangible assets decreased to 10.66% from 10.72% on a linked quarter basis.
  Tier 1 leverage ratio decreased to 10.94% this quarter compared to 11.30% last quarter.

Third Quarter 2014 compared to Third Quarter 2013

Net Interest Income

Net interest income for the third quarter of 2014 increased $268,000, or 9.9%, compared to the third quarter of 2013. This improvement was primarily attributed to a $153,000 reduction in interest expense, which was driven by reductions in costs of time deposits and FHLB advances, plus an increase in interest income of $115,000, which was driven primarily by loan growth.

Non-Interest Income

Non-interest income for the three months ended September 30, 2014 decreased $675,000, or 38.7%, compared to the three months ended September 30, 2013. In 2013, we recognized a mortgage servicing asset of $535,000 and a gain on the sale of fixed assets of $165,000. Another decline of $192,000 in VISA fees is related to the assignment of merchant agreements to a third party, but this was mitigated by similar reductions in expense. Offsetting these decreases was a reduction in losses on other real estate of $180,000.

Non-Interest Expense

For the three months ended September 30, 2014, non-interest expense totaled $3.2 million compared to $3.3 million in 2013. This reduction is due primarily to a decrease of $187,000 in VISA expense due to the assignment of merchant agreements to a third party, as noted above.

Nine Months ended September 30, 2014 compared to the Nine Months ended September 30, 2013

Net Interest Income

Net interest income for the first nine months of 2014 increased $788,000 compared to the same period in 2013. This improvement was driven primarily by a $543,000 reduction in interest expense, which was driven by reductions in costs of time deposits, savings deposits and FHLB advances, plus an increase of $245,000 in interest income due primarily to loan growth.

Non-Interest Income

Non-interest income for the nine months ended September 30, 2014 decreased by $947,000, or 25.2%, compared to the nine months ended September 30, 2013. The decrease was due primarily to the recognition of $535,000 for mortgage servicing asset in 2013, and the gain of $165,000 on the sale of the Bay Trust office. Losses were recognized on the sale of securities of $25,000 in 2014 compared to gains of $284,000 in 2013. Another factor contributing to the decrease in non-interest income was a decline of $448,000 in VISA-related fees due to the assignment of merchant agreements to a third party, which were offset by similar reductions in non-interest expense. Offsetting these declines was an increase of $120,000 due to an impairment loss recognized in 2013 and a gain of $138,000 due to the sale of the Heathsville branch office in the first quarter of 2014.

Non-Interest Expense

For the nine months ended September 30, 2014, non-interest expenses totaled $9.4 million, a decrease of $302,000, or 3.1%, compared to the same period in 2013. This decrease is primarily the result of a reduction of $424,000 related to the assignment of VISA merchant agreements referenced above.

Balance Sheet

Total assets increased $17.6 million, or 5.3%, to $348.7 million during the nine months ended September 30, 2014. This was primarily due to loan growth of $23.4 million, or 9.3%. On the liability side of the balance sheet for the same time frame, deposits grew by $7.6 million and borrowings from the Federal Home Loan Bank increased by $10.0 million. Capital increased $1.9 million due to improved earnings, net of reductions in accumulated other comprehensive losses.

Asset quality

During the first nine months of 2014, asset quality improved. Non-performing assets, excluding troubled debt restructures (TDRs) declined by $1.6 million to $5.1 million, or 1.45% of assets. Classified assets decreased by $2.1 million during the same period to $9.4 million or 23.09% of tier 1 capital plus the allowance for loan losses, due primarily to improved performance of one large credit relationship and the charge-off of another.

For additional details on the Company's financial results, please refer to the Selected Financial Data attached.

About Bay Banks of Virginia, Inc.

Bay Banks of Virginia, Inc. is the bank holding company for Bank of Lancaster and Bay Trust Company. Bank of Lancaster is a state-chartered community bank headquartered in Kilmarnock, Virginia. With eight banking offices located throughout the Northern Neck region, a residential lending production office in Middlesex County, and a new branch office in Richmond, Virginia, the bank serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking, investment services, and mortgage banking. Bay Trust Company provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration as well as financial planning, investment services, management of IRAs and other investment accounts.

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 800-435-1140 or inquiries@baybanks.com.

This report contains statements concerning the Company's expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute "forward-looking statements" as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regularity climate, monetary and fiscal policies of the U. S. Government, including policies of the U. S. Treasury and Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, acquisitions and dispositions, and accounting principles, polices and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made.

Selected Financial Data

Quarters ended:	9/30/2014	6/30/2014	3/31/2014	12/31/2013	9/30/2013
(in thousands except for per share and share amounts)
BALANCE SHEET
Assets	$ 348,734	$ 341,156	$ 330,097	$ 331,135	$ 334,940
Loans receivable	274,131	259,318	253,599	250,837	248,865
Deposits	275,905	267,086	266,906	268,347	271,964
Loans to deposits	99.4%	97.1%	95.0%	93.5%	91.5%

CAPITAL
Common equity	$ 39,066	$ 38,432	$ 37,939	$ 37,136	$ 36,640
Total equity to assets	11.20%	11.27%	11.49%	11.21%	10.94%
Tangible common equity to tangible assets	10.66%	10.72%	10.92%	10.65%	10.38%
Tier 1 Leverage Ratio	10.94%	11.30%	11.32%	10.92%	10.85%

PROFITABILITY MEASURES
Interest Income	$ 3,515	$ 3,464	$ 3,357	$ 3,357	$ 3,400
Interest Expense	535	537	560	659	688
Net Interest Income	$ 2,980	$ 2,927	$ 2,797	$ 2,698	$ 2,712
Provision for Loan Losses	190	97	165	210	304
Net Interest Income after Provision	$ 2,790	$ 2,830	$ 2,632	$ 2,488	$ 2,408
Noninterest Income	1,070	624	1,113	973	1,745
Noninterest Expense	3,177	3,167	3,108	3,190	3,306
Income before Taxes	$ 683	$ 287	$ 637	$ 271	$ 847
Income Taxes	171	27	177	41	227
Net Income	$ 512	$ 260	$ 460	$ 230	$ 620
Return on Average Assets	0.59%	0.31%	0.56%	0.27%	0.74%
Return on Average Equity	5.29%	2.72%	4.90%	2.49%	6.82%
Net interest margin	3.82%	3.92%	3.81%	3.61%	3.60%
Yield on earning assets	4.49%	4.63%	4.56%	4.47%	4.49%
Cost of funds	0.69%	0.74%	0.78%	0.88%	0.92%

PER SHARE DATA
Basic Earnings per share (EPS)	$0.11	$0.05	$0.10	$0.05	$0.13
average basic shares outstanding	4,818,733	4,818,733	4,817,885	4,817,856	4,817,856
Diluted Earnings per share (EPS)	$0.11	$0.05	$0.10	$0.05	$0.13
diluted average shares outstanding	4,828,285	4,836,783	4,827,921	4,820,639	4,820,172

ASSET QUALITY
Classified assets	$ 9,415	$ 9,063	$ 9,780	$ 11,494	$ 15,369
Classified assets to Tier 1 capital + ALL	23.09%	22.61%	24.58%	29.26%	39.30%
Non-performing assets (excluding TDR's)	$ 5,072	$ 4,684	$ 5,870	$ 6,670	$ 6,391
Non-performing assets to total assets	1.45%	1.37%	1.78%	2.01%	1.91%
Net charge-offs	$ 13	$ 74	$ 140	$ 262	$ 309
Net charge-offs to average loans	0.02%	0.12%	0.22%	0.42%	0.51%
Loan loss reserves to non-performing loans	141.11%	166.55%	126.50%	105.48%	120.12%
Loan Loss Reserve to Loans	1.15%	1.15%	1.16%	1.17%	1.20%

CONTACT: Kylie Bransford , 804-4354106, kybransford@banklanc.com